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                                                                EXHIBIT 10.29





                                OPTION AGREEMENT


         THIS OPTION AGREEMENT is made by and between CHARLES BRISTER, an individual ("Seller") and BRISTER'S THUNDER KARTS, INC., a Louisiana corporation ("Purchaser").

                                   ARTICLE I
                                GRANT OF OPTION

         For and in consideration of the sum of One Hundred Dollars ($100.00) and other good and valuable consideration (the "Option Consideration"), the receipt and sufficiency of which are hereby acknowledged by Seller, Seller does hereby grant to Purchaser the exclusive, irrevocable right and option (the "Option") to purchase all of that certain tract of land located in the Town of Roseland, Tangipahoa Parish, Louisiana, being described more fully on Exhibit "A" which is attached hereto and incorporated herein by reference, including all interest, if any, of Seller in (i) strips or gores, if any, between the property described on Exhibit "A" and abutting properties and (ii) any land lying in or under the bed or any street, alley, road or right-of-way, opened or proposed, abutting or adjacent to the specifically described property together with all easements, rights and appurtenances pertaining thereto, and being 3.41 acres, more or less (the "Land").

         The Option Consideration shall not be refundable to Purchaser for any reason, nor shall the amount thereof be applied as a credit to the Purchase Price (as defined in Section 2.4).

                                   ARTICLE II
                                 OPTION RIGHTS

         2.1 Option Period. The Option shall be exercisable for a period commencing on January 1, 1998 and ending at 12:00 midnight, Central Time, December 31, 2000 (the "Option Period").

         2.2 Termination of Option. In the event that Purchaser fails to exercise this Option in the manner provided in Section 3.1 within the Option Period, all of the rights of Purchaser and all liabilities of Seller hereunder shall cease and terminate without the necessity of any action on the part of Seller.

         2.3 Manner of Exercise of Option. If Purchaser elects to exercise the Option, it shall deliver notice of exercise to Seller on or before the expiration of the Option Period. The date on which the notice of exercise is delivered is referred to as the "Exercise Date."

         2.4 Purchase Price. The total purchase price ("Purchase Price") for the Property shall be Five Hundred Fifty Thousand and No/100 Dollars ($550,000.00), payable in cash at Closing.

                                  ARTICLE III
                                TITLE AND SURVEY

         3.1 Title Commitment. Seller shall, as soon as possible, and not later than ten (10) days following Purchaser's written request, cause to be furnished to Purchaser a current ALTA form of Commitment for Owner's Policy of Title Insurance, extended coverage (the "Title Commitment"), issued through a title company acceptable to Purchaser ("Title Company"), describing the Land



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(which legal description, unless and to the extent modified by the survey prescribed in Section 3.2 below, shall be deemed incorporated into this Agreement), listing Purchaser as the prospective named insured and showing as the policy amount the total Purchase Price for the Property. At such time as Seller causes the Title Commitment to be furnished to Purchaser, Seller shall further cause to be furnished to Purchaser legible true copies of all instruments referred to in the Title Commitment as conditions or exceptions to title to the Land. Purchaser reserves the right to approve or disapprove any and all exceptions to the title to the Land included in the Title Commitment.

         3.2 Survey. Seller shall, as soon as possible and not later than twenty (20) days following Purchaser's written request, cause to be prepared and furnished to Purchaser and the Title Company a current survey (the "Survey") of the Land and Improvements, prepared by a properly licensed surveyor acceptable to Purchaser and in a form acceptable to Purchaser.

         3.3 No Encumbrances. During the term of this Agreement, Seller shall not permit the Property from being encumbered in any way without the consent of Purchaser.

                                   ARTICLE IV
                                    CLOSING

         4.1 Time and Place of Closing. Provided that all of the conditions of this Agreement shall have been satisfied prior to or on the Closing Date (herein so called), the Closing (herein so called) of this transaction shall take place at the office of the Title Company thirty (30) "business days" after the Exercise Date, unless another date, place and/or time, shall be mutually agreed on in writing by the parties.

         4.2     Events of Closing.  At the Closing:

                 (a) Seller shall deliver or cause to be delivered to Purchaser the following:

                          (1) a General Warranty Deed, (in form and substance acceptable to Purchaser attached hereto and incorporated herein), duly executed and acknowledged by Seller, conveying to Purchaser indefeasible fee simple title to the Land and Improvements, free and clear of any lien, encumbrance or exception other than the Permitted Exceptions;

                          (2) an ALTA Owner's Policy of Title Insurance (extended coverage) issued by the Title Company conforming to the requirements of Article IV above insuring Purchaser's marketable title in the amount of the Purchase Price (the "Title Policy"). The Title Policy shall be subject to the Permitted Exceptions and the standard printed exceptions, except that the Seller shall cause the Title Company to (a) delete the survey exception, (b) show "none of record" as to restrictive covenants, except for the Permitted Exceptions,
                 (c) limit taxes to the year of Closing and subsequent years, endorsed "not yet due and payable" and subsequent assessments for prior years due to change in land usage or ownership, (d) delete any exception for the rights of parties in possession,
                 (e) delete any exception for visible and apparent easements and underground easements the existence of which may arise by virtue of unrecorded grant or use, and (f) delete any exception for portions of the Property lying within the boundaries of any roads or roadways.



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                          (3)     a duly executed Affidavit of Non-Foreign
                 Status;

                          (4) ad valorem tax statements for the Property for the calendar year of the Closing (if available and if not previously presented);

                          (5) such evidence of the authority and capacity of Seller and its representatives as Purchaser or the Title Company may reasonably require.

                 (b) Purchaser shall deliver or shall cause to be delivered to Seller the following:

                          (1)     the consideration required pursuant to
                 Section 2.4 above;

                          (2) such evidence of the authority and capacity of Purchaser and its representatives as Seller or the Title Company may reasonably require.

         4.3 Expenses. Purchaser shall pay the cost of any documentary stamp or other transfer taxes, filing fees, inspection costs, its share of the prorations as set forth in Section 4.4 hereof, and its own attorneys' fees. Seller shall pay its proportionate share of the prorations as set forth in
Section 4.4 hereof, its own attorneys' fees, the Survey, and the premium for the Owner's Policy of Title Insurance (including the cost of the survey exception deletion). Except as otherwise provided in this Section, all other expenses hereunder shall be paid by the party incurring such expenses.

         4.4 Prorations. Rental income, real and personal property ad valorem taxes, insurance premiums (if and to the extent that Seller's policies are assumed by Purchaser), utility charges and other operating expenses shall be prorated to the Closing, based upon actual days involved. Seller shall be responsible for all ad valorem taxes for any period prior to the Closing. To the extent that the amounts of such charges, expenses, and income referred to in this Section are unavailable at the Closing Date, a readjustment of these items shall be made within thirty (30) days after the Closing. Both expense items and income items shall be prorated as of the Closing Date, with Seller receiving all income for the Closing Date and bearing all expenses for the Closing Date. In connection with the proration of both real and personal property ad valorem taxes, if actual tax figures for the year of Closing are not available at the Closing Date, an estimated, tentative proration of taxes shall be made using tax figures from the preceding year; however, when actual taxes for the year of Closing are available, a corrected proration of taxes shall be made. If such taxes for the year of Closing increase over those for the preceding year Seller shall pay to Purchaser a pro rata portion of such increase, computed to the Closing Date, and conversely, if such taxes for the year of Closing decrease from those of the preceding year Purchaser shall pay to Seller a pro rata portion of such decrease, computed to the Closing Date, any such payment to be made within ten (10) days after notification by either party that such adjustment is necessary. Seller shall, on or before the Closing Date, furnish to Purchaser and the Title Company all information necessary to compute the prorations provided for in this Section.

                                   ARTICLE V
                                 MISCELLANEOUS

         5.1 Notices. All notices, demands, requests, consents and other communications required or permitted hereunder shall be in writing, and shall be deemed to be delivered when actually received, or, if earlier and regardless of whether actually received (except where receipt is specified in this Agreement), within three (3) days following deposit in a regularly maintained, United States



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postage receptacle, fully prepaid, certified mail, return receipt requested, addressed to the party at its address set forth below or at such other address as such party may have specified theretofore by notice delivered in accordance with this Section and actually received by the addressee:


         If to Seller:          Charles Brister
                                505 Ellis Road
                                Amite, Louisiana 70422


         If to Purchaser:       Brister's Thunder Karts, Inc.
                                Highway 51 South
                                Roseland, Louisiana 70456


         With a copy to:        Looper, Reed, Mark & McGraw
                                4100 Thanksgiving Tower
                                1601 Elm Street
                                Dallas, Texas  75201
                                Attention:  Richard B. Goodner


         5.2 Survival. All warranties, representations and agreements contained herein or arising out of the sale of the Property by Seller to Purchaser shall survive the Closing hereof.

         5.3 Governing Law; Venue. The laws of the State of Louisiana shall govern the validity, enforcement, and interpretation of this Agreement. The obligations of the parties are performable and venue for any legal action arising out of this Agreement shall lie in Tangipahoa Parish, Louisiana.

         5.4 Integration; Modification; Waiver. This Agreement constitutes the complete and final expression of the agreement of the parties relating to the Property, and supersedes all previous contracts, agreements, and understandings of the parties, either oral or written, relating to the Property. This Agreement cannot be modified, or any of the terms hereof waived, except by an instrument in writing (referring specifically to this Agreement) executed by the party against whom enforcement of the modification or waiver is sought.

         5.5 Counterpart Execution. This Agreement may be executed in several counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument.

         5.6 Headings; Construction. The headings which have been used throughout this Agreement have been inserted for convenience of reference only and do not constitute matter to be construed in interpreting this Agreement. Words of any gender used in this Agreement shall be held and construed to include any other gender and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise. The words "herein," "hereof," "hereunder" and other similar compounds of the word "here" when used in this Agreement shall refer to the entire Agreement and not to any particular provision or section. If the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that is shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday. The term "business days" shall mean any day of the week other than Saturday, Sunday or a holiday.



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         5.7     Invalid Provisions.  If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of any such provision shall not be affected thereby.

         5.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective heirs, personal representatives, successors and assigns. Purchaser may assign its rights hereunder without the prior consent of Seller. Upon acceptance of any such assignment by the assignee and the assumption of Purchaser's obligations hereunder, Purchaser shall be relieved of all duties and obligations hereunder. Except as expressly provided herein, nothing in this Agreement is intended to confer on any person, other than the parties hereto and their respective heirs, personal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

         5.9 Further Acts. In addition to the acts recited in this Agreement to be performed by Seller and Purchaser, Seller and Purchaser agree to perform or cause to be performed at the Closing or after the Closing any and all such further acts as may be reasonably necessary to consummate the transactions contemplated hereby.

         5.10 Date of Agreement. The date of this Agreement shall for all purposes be the date of the signature of the last to sign of the parties hereto.

         5.11    Time of the Essence.  Time is of the essence herein.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on this 15th day of March, 1996.


                                              SELLER:


                                              /s/ CHARLES BRISTER
                                              ---------------------------------
                                              Charles Brister


                                              PURCHASER:

                                              BRISTER'S THUNDER KARTS, INC.


                                              By:   /s/ V. LYNN GRAYBILL
                                                    ---------------------------

                                              Name:
                                                    ---------------------------
                                              Title:
                                                    ---------------------------




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